FOLEY & LARDNER LLP March 5, 2010	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 015428-0122

Regal-Beloit Corporation 200 State Street Beloit, Wisconsin 53511-6254
Ladies and Gentlemen:

    We have acted as counsel for Regal-Beloit Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-4 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale from time to time of up to 1,500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), in the manner set forth in the Registration Statement.

    As counsel to the Company in connection with the proposed issuance and sale of the Common Stock, we have examined:  (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (ii) the Company's Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) resolutions of the Company's Board of Directors relating to the authorization of the issuance of the Common Stock subject to the Registration Statement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

    2. The shares of Common Stock covered by the Registration Statement when issued as described in the Registration Statement and the Prospectus and pursuant to the definitive acquisition agreement applicable to such issuance, if any, will be validly issued, fully paid and nonassessable; provided that prior to issuance of such shares of Common Stock there shall be taken various actions or proceedings in the manner contemplated by us as counsel, which shall include the following:

       a. the completion of the requisite procedures under the applicable provisions of the Securities Act and applicable state securities laws and regulations; and

       b. to the extent we determine necessary under applicable agreements and/or the Company's governing documents, the adoption of resolutions by the Company's Board of Directors authorizing the issuance of any such shares.

    With respect to the foregoing opinions, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

    We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

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